Exhibit 10.23

GROUND LEASE
BETWEEN
TARRAGON, INC.
"LANDLORD"
AND
CARROLLTON BANK
"TENANT"

EXHIBITS

EXHIBIT A	Center Site Plan
EXHIBIT A-I	Premises Site Plan
EXHIBIT A-2	Legal Description of Premises
EXHIBIT B	Construction Requirements
EXHIBIT B-1	Description of Landlord's Work and Tenant's Work
EXHIBIT B-2	Signage Criteria
EXHIBIT C	Form of Subordination and Non-Disturbance Agreement
Exhibit D	Rule and Regulations

 GROUND LEASE

THIS GROUND LEASE ("Lease") by and between TARRAGON, INC., a Maryland corporation ("Landlord"); and Carrollton Bank, a Maryland corporation, ("Tenant").

WITNESSETH: That in consideration of the mutual covenants and agreements herein contained, Landlord and Tenant, intending legally to be bound, hereby covenant and agree as set forth below.

1. Basic Lease Provisions and Definitions. This Section 1 is an integral part of this Lease and all of the terms hereof are incorporated into this Lease in all respects. In addition to the other provisions which are elsewhere defined in this Lease, the following, whenever used in this Lease, shall have the meanings set forth in this Section, and only such meanings, unless such meanings are expressly contradicted, limited or expanded elsewhere herein:

Date of Lease:  8/13/2007

(a) THE CENTER:

; as shown on Exhibit A

(b)	LANDLORD'S MAILING ADDRESS: General Notices:

Attn: Gregory Kamenetz
2903 N. Charles Street
Baltimore. MD 21218

For payments of rent:

Attn: Gregory Kamenetz
2903 N. Charles Street
Baltimore, MD 21218

With a copy of general notices to:

Gregory Kamenetz
1989 Mahre Drive
Park City, UT 84098

(c)	TENANT'S MAILING ADDRESS:

Attn: Robert Altieri, President
344 N. Charles Street
Baltimore. MD 21201

With a Copy to: William C. Rogers, Jr., Esq.

Rogers, Moore & Rogers, LLP 6
S. Calvert Street
Baltimore, MD 21202

(e)   TENANT'S TRADE NAME (Section 17): Carrollton Bank

(f)   PREMISES (Section 2): as shown on Exhibit A-1.

(g)   LAND AREA OF THE PREMISES: Approximately 42,000 square feet + of land area; as shown on Exhibit A.

(h)   LEASE TERM (Section 3):

Term: Twenty (20) years plus four (4) five (5) year options.
Rent Commencement Date: (see Section 3).
Termination Date: (see Section 3).

(i)   FIXED RENT (Section 4): See Section 4.

(j)   SECURITY DEPOSIT (Section 5):. Deleted.

(k)   GROSS LEASABLE AREA OF THE CENTER (Section 2): See Section 2(e).

(l)   PERMITTED USE (Section 17): Tenant intends to use and occupy the Premises for the purpose of operating a financial services center and all other uses associated with such a business.. In no event shall Tenant be precluded from using the Premises for all banking, residential mortgage lending and related regulatorily approved financial services permissible for banks and bank-affiliated companies ("Financial Services"). Tenant may use the Premises for any use permitted in Section 17(a) hereof.

 (m)   TAX CHARGE (Section 12): See Section 12.

(n)   COMMON AREA CHARGE (Section 14): See Section 14.

(o)   EXHIBITS: The Exhibits and Schedules attached to this Lease are hereby incorporated in and made a part hereof.

EXHIBIT A	Center Site Plan
EXHIBIT A-I	Premises Site Plan
EXHIBIT A-2	Legal Description of Premises
EXHIBIT B	Construction Requirements
EXHIBIT B-1	Description of Landlord's Work and Tenant's Work
EXHIBIT B-2	Signage Criteria
EXHIBIT C	Form of Subordination and Non-Disturbance Agreement
Exhibit D	Rule and Regulations

Permises.

(a) Landlord hereby demises and lets unto Tenant and Tenant hereby leases and takes from Landlord the premises (the "Premises") constituting a part of the Center development identified in Section 1(b) ("Center") and more particularly shown on Exhibit A-1 and legally described in the legal description for the Premises attached hereto as Exhibit A-2 together with all rights, privileges, easements and appurtenances thereto, subject to the terms and conditions herein contained. Within thirty (30) days after the Tenant opens for business, the Tenant shall provide the Landlord with an as-built survey of all the land and improvements inside of the perimeter/curb line and/or outside loading area line of the Premises as approximately shown on Exhibit A-1, including, without limitation, all landscaping, lights. loading facilities, paved parking areas and drive-aisles within the Premises. Tenant shall use commercially reasonable efforts to retain Morris & Ritchie Associates, Inc. to complete the survey. The Landlord shall have the right to review and approve the survey. Once the parties have reached agreement on the survey in the areas for Exhibits A-1 and A-2, the parties shall execute an amendment to this Lease substituting a new legal description and site plan for those attached hereto as Exhibit A-1  and Exhibit A-2. Landlord has approved the Tenants Improvements as set forth in exhibit B and B-1.

(b) The locations and boundaries of the Premises and the Common Areas (as hereinafter defined) are shown on Exhibit A and Exhibit A-1. Subject to the provisions of Section 2(f) hereof, Landlord reserves the right, outside of the Premises, to increase, reduce or change the number, size, height, layout or locations of the buildings and/or any of the Common Areas now or at any time hereafter forming a part of the Center, in any manner whatsoever as Landlord may in its discretion, from time to time deem proper; provided, however, that Landlord shall not, without Tenant's prior written consent, make any change that materially and adversely affects the ingress and egress to the Premises from  Belau- Road  or reduce the visibility of Tenant's building and signage in any way (except that Landlord may construct other improvements in the approximate location shown on Exhibit A without first receiving Tenant's written consent), which consent shall not be unreasonably withheld, conditioned or delayed. Landlord also reserves the right (i) to change the name of the Center at any time after notice to Tenant; and (ii) to construct or reconstruct the Center at various times in various sections or phases, provided such does not impair Tenant's ability to conduct its business in the ordinary course and does not obstruct the visibility of Tenant's signage.

(c) Tenant shall also have a non-exclusive right in common with other tenants in the Center, their customers, employees and invitees to use all Common Areas located within the Center. All Common Areas shall be subject to the exclusive control and management of Landlord. Landlord hereby expressly reserves the right, from time to time (i) to construct, maintain and operate lighting and other facilities, equipment and signs on all of the Common Areas; (ii) to police the Common Areas; (iii) to change the area, level, location and configuration of the parking areas and other facilities outside of the Premises, provided that Tenant's customers shall have ample parking convenient to the Premises; (iv) to restrict parking by tenants and other occupants of the Center outside of the Premises: and (v) to establish, modify and enforce reasonable rules and regulations with respect to the Common Areas and the use to be made thereof. Landlord shall, in a manner which Landlord shall determine to be reasonable, operate, manage, equip, decorate, light and maintain the Common Areas and keep same in good condition and repair, free of trash, ice and snow, and Landlord shall have the sole right and exclusive authority to employ and discharge all personnel with respect thereto. The term

"Common Areas" as used in this Lease shall mean all areas, space, facilities. equipment, signs and special services furnished in the Center and designated by Landlord for the general use or benefit, in common, of occupants of the Center, including Tenant, its officers, agents, employees and customers, which facilities may include, but are not limited to, the parking areas, sidewalks, walkways, service areas, roadways, loading platforms, drainage facilities, retention ponds, utilities serving more than one tenant in the Center; plumbing systems, ramps, landscaped area, and other similar facilities available from time to time. The Common Areas shall also include:

(i) the entrances and exits from the Center installed, and (ii) the common utility easements serving the Center. Tenant's rights and obligations with respect to the Common Areas. shall at all times be subject to easements and restrictions of record, including but not limited to the Declaration of Restrictions, Covenants, Easements and Maintenance and Cost Sharing Agreement (hereinafter the "Reciprocal Easement Agreement") dated

(d) For purposes of this Lease, the term "Premises" includes the improvements to be constructed by Tenant pursuant to Exhibits B and B-1 (excluding Tenant's trade fixtures and equipment installed therein) and all alterations, repairs, replacements and modifications thereto. Tenant hereby grants a non-exclusive right in common with Landlord and other tenants in the Center, their customers, employees and invitees to use all Common Areas located within the Premises, except Tenant may post signs designating 21 parking spaces (2 handicap and 19 regular) as highlighted in yellow on attached Exhibit A-1 as limited for the use of Tenant's personnel or customers only.

(e) For purposes of this Lease, the term "Gross Leasable Area of the Center" shall be deemed to mean the total usable land area in square feet of those portions of the Center (as existing or as the same may at any time hereafter be designated, enlarged or reduced) which are exclusively appropriated for use by lessees or tenants of the Center whether constructed, leased or vacant. On the date of this Lease the Gross Leasable Area of the Center (including the Premises) is estimated to be (when constructed) approximately, 11,919 square feet. For purposes of this Lease other than Taxes (as hereinafter defined), the term "Tenant's Proportionate Share" or "Proportionate Share" shall be deemed to mean a fraction, the numerator of which shall be the ,gross  square footage of the Improvements (as defined in Exhibit B hereto) on the Premises and the denominator of which shall be the Gross Leasable Area of the Center. This shall be stated as 19.4716%,. This number cannot be increased by action of the Landlord or other tenants, but can be reduced, based on any change by Landlord or other tenants of the Center. This number can be increased based on Tenant's actions.

(f) Landlord herewith grants Tenant, its successors and assigns a nonexclusive easement appurtenant to the Premises over the Common Areas of the Center for the construction, installation, use and maintenance of any utility lines necessary to serve the Premises, provided such will not adversely affect traffic flow or access to the balance of the Center. If any governmental agency requires dedication of the above described utility easements, Landlord and Tenant agree to join in such dedication. After completion of any construction or maintenance by Tenant, which shall be accomplished as expeditiously as possible, Tenant covenants to repair or replace all concrete, asphalt and landscaping to the condition existing prior to excavation by Tenant except as modified by the work performed by Tenant. Landlord agrees to maintain in good condition and repair any utility lines not dedicated to a public authority which serve the Center and the Premises; provided, however, that Tenant shall be solely responsible for the cleaning and repair of any sewer lines of which it has exclusive use of between the Premises and the public lines in the bed of Belair Road necessitated by Tenant's misuse of the sewer lines located in the Center. Tenant's use, maintenance or repair of any utilities servicing the Premises shall at all times be subject to the provisions of the Reciprocal Easement Agreement.

3.         Landlord's Work.

On or about August 1, 2007, Landlord shall provide the Leased Premises with the  majority of Landlord's Work completed and in adequate condition for Tenant to commence the construction of its building improvements. Tenant acknowledges that several items as part of Landlord's Work, such as the sidewalks, curbing, and landscaping, will be completed by  Landlord simultaneously as Tenant is completing its improvements. In no event shall the Lease  Term begin until such  time that Landlord's Work shall be  substantially completed.

Landlord's Work includes:

(a) Completing the construction of the, finished pad site for Tenant's building in good workmanlike manner in the dimensions and location shown on Exhibit A.

(b) Stubbing all appropriately sized utilities for Tenant's intended use to within five feet of Tenant's building, including public sanitary sewer, water, electric, telephone, and cable.

(c) Completion of the required sidewalks and curbing on the Premises.

(d) Grading and compacting of soil to within 5% of ASTM Standards for soil conditions and compaction as certified by a licensed engineer.

(e) Base paving of parking lot and the required access areas to the Premises.

(f) Final surface paving (including painting and installation of signage) to be promptly completed after completion of Tenant's building.

4.         Term.

(a) Tenant shall have and hold the Premises for a Preliminary Term (commencing after delivery of the Pad site to Tenant through commencement of the Lease Term) and the Lease Term, unless sooner terminated or extended as hereinafter provided. The Preliminary Term of the Lease will begin upon lease execution and will continue until the date immediately prior to the date of commencement of the Lease Term. The "Lease Term" shall run for a period of twenty (20) years and shall commence on the date (the "Rent Commencement Date") which is the earlier of (i) one hundred eighty (180) days following the Pad Delivery Date (as defined in Section 15) or (ii) the date Tenant commences operations from the Premises. In the event the Rent Commencement Date is on a day other than the first day of a calendar month, then the Lease Term shall continue in full force and effect for the period from the Rent Commencement Date to the first day of the calendar month next succeeding plus the period of the term set forth in Section 3. When such Rent Commencement Date is determined, Landlord shall deliver to Tenant a notice which confirms the commencement and expiration dates of the Lease Term. As used in this Lease, the term "Lease Year" shall mean the twelve (12) full calendar months following the Rent Commencement Date and each successive twelve (12) month period thereafter.

(b) Provided Tenant is not then in default under the terms of this Lease, beyond any applicable grace period for curing the same, Tenant shall have the option to extend the term of this Lease for four (4) additional periods of five (5) years (herein referred to individually as "Extended Term" and collectively as the "Extended Terms") upon all of the same terms, covenants and conditions of this Lease. In order to exercise one of the foregoing options, Tenant must notify Landlord of such exercise at least nine (9) months, but in no event earlier than two (2) years, prior to the expiration of the Lease Term or the then exercised Extended Term as the case may be, It is the intention of the parties hereto to provide for a maximum Lease Term expiring forty (40) years after the Rent Commencement Date, should Tenant exercise all of its options for Extended Terms, but nothing herein shall require the Tenant to exercise such options,

5.          Fixed Rent. Tenant covenants and agrees to pay to Landlord, without previous demand therefore and without any setoffs or deductions whatsoever, the Fixed Rent as set forth hereinbelow, payable in equal monthly installments, in advance, on or before the first day of each and every calendar month throughout the Lease Term and the Extended Terms. In the event the Rent Commencement Date is other than the first day of a calendar month, the Fixed Rent (as well as all Additional Rent and charges reserved hereunder) for the portion of the then current calendar month shall be prorated on the basis of a thirty (30) day month and shall be paid immediately on the Rent Commencement Date.

Lease Years	Annual Fixed Rent	Monthly Payment of Fixed Rent
Lease Years I — 5	$155,000.00	$12,916,67
Lease Years 6 — 10	$178,250.00	$14 854.17
Lease Years 11 — 15	$204,987.50	$17,082.29
Lease Years 16 — 20	$235.735.62	$19,644,63
First Extended Term	$27I,095.96	$22.591.33
Second Extended Term	$311,760.35	$25,980.03
Third Extended Term	$358.524.00	$29,877.00
Fourth Extended Term	$412,303.06	$34,358.58

The first installment of Fixed Rent due hereunder shall be paid to Landlord upon execution of this Lease and shall be returned to Tenant if Tenant terminates the Lease under Section 6 below,

6.          Due Diligence Period, Tenant shall have a ninety (90) day "Inspection Period" from the date of execution of this Lease in which to inspect and investigate the Premises and perform soil and other tests thereon; review the laws applicable to the Premises and the development thereof and the availability and probability of Tenant's receipt of all necessary governmental approvals; obtain surveys and other similar materials; obtain site plan permits; obtain any title insurance commitment therefor; review the availability of utilities and drainage facilities and easements therefor; review the impact of the Laws and/or conditions of the site on the economic or other feasibility of constructing and operating the Tenant's improvements on the Premises; review the access to the Premises and matters such as curb cuts, crossovers, traffic signalization and the like; review any environmental conditions of the Premises: and review any other matters relative to Tenant's anticipated use of the Premises and the Tenant's Improvements and/or the value, cost, utility or feasibility thereof. Tenant may terminate this Lease by written notice given to Landlord on or before 5:00 p.m. of the last day of the Inspection Period if Tenant is, for any reason, dissatisfied with the results of the aforementioned inspections, investigations, tests, reviews, applications, or other matters, in which event the parties shall have no further rights or liabilities hereunder, Absent such notice being delivered in a timely manner. this Lease shall he and remain in full force and affect.

 7, Additional Rent. In addition to the Fixed Rent, all other payments to be made by Tenant hereunder to Landlord shall be deemed "Additional Rent" and, unless otherwise provided, shall be due and payable within twenty (20) days after receipt by Tenant of such itemized bill setting forth the amount due and the computation of Tenant's Proportionate Share, if applicable, Landlord shall have the same rights and remedies upon Tenant's failure to pay any Additional Rent as for the non-payment of the Fixed Rent.

8,          Past Due Rents.

(a) If Tenant shall (i) fail to pay any Fixed Rent within ten (10) days after the same is due and payable. (ii) fail to pay any Additional Rent or other charges within the time frame they are due, then Tenant shall also pay to Landlord a late payment fee equal to five percent (5%) of the late rent,

(b) In the event that any payment made by Tenant is returned to Landlord for insufficient funds, Tenant shall pay to Landlord a processing fee of Seventy-Five Dollars ($75.00) per returned payment. in addition to all other sums due and owing under this Lease,

(c) None of the provisions of this Section 8 shall be construed to extend the date for payment of any payments of Fixed Rent or Additional Rent hereunder or to limit Landlord in the exercise of its rights and remedies under this Lease.

(d) All payments and all statements required to be tendered by Tenant to Landlord shall be delivered to Landlord or Landlord's designee at the Landlord's mailing address set forth in Section 1(c) hereof, or at such other place as Landlord may from time to time designate in writing.

(e) If Tenant shall fail to make any required payment after expiration of all grace periods and any applicable notice and cure period, such unpaid amounts shall bear interest from the date of the expiration of the notice and cure period at the rate of 7.00% per annum or the highest rate permitted by applicable law whichever is less,

(f) All Fixed Rent and Additional Rent due hereunder shall be deemed "rent,"

9,             Leasehold Mortgages,

9.1,          Landlord hereby consents to the execution and delivery by Tenant of one or more Deeds of Trust from time to time (including indemnity deeds of trust) on Tenant's leasehold interest only (the "Leasehold Mortgage", the holder thereof is herein referred to as a "Leasehold Mortgagee"); and agrees that such execution and delivery will not constitute a default by Tenant under the Lease. The foregoing consent shall not be deemed to be a consent by Landlord to any encumbrance of the Property by the Tenant,

9.2.    With respect to any Leasehold Mortgagee or other person providing financing as to which Landlord shall have been given notice, the following shall apply notwithstanding any other provision of this Lease to the contrary:

(a) No voluntary cancellation, termination, surrender or modification of this Lease shall be effective as to any Leasehold Mortgagee unless notice is given to such Leasehold Mortgagee at least thirty (30) days prior to such action,

(b). Landlord, upon providing Tenant any notice of intent to terminate this Lease after a default shall, at the same time, for such notice to be effective and enforceable, endeavor to provide a copy of such notice to the Leasehold Mortgagee; Tenant shall provide the Leasehold Mortgagee with a copy of any such notice of intent to terminate after a default upon receipt from Landlord, From and after such notice has been given to the Leasehold Mortgagee, the Leasehold Mortgagee shall have the same period. after the giving of such notice upon it, for remedying any default which is the subject matter of such notice of intent to terminate, or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, to remedy or cause to be remedied the defaults, which are the subject matter of such notice specified in any such notice of intent to terminate, Landlord shall accept such performance by or at the instigation of the Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes the Leasehold Mortgagee to take any such action at the Leasehold Mortgagee's option and Landlord and Tenant do hereby authorize entry upon the Premises by the Leasehold Mortgagee for such purpose.

(c) No Leasehold Mortgagee shall become liable under the agreements, terms, covenants or conditions of this Lease unless and until it becomes the owner of the leasehold estate, In the event that the Leasehold Mortgagee becomes the owner of the leasehold estate, any assignment of the entire interest in this Lease by the Leasehold Mortgagee as owner of the leasehold estate shall be subject to Section 22 of this Lease.

(d) In no event shall Landlord be required to subject or subordinate its fee title to the Premises to secure any Leasehold Mortgage entered into by Tenant or other loan or financial obligations incurred by Tenant and Tenant shall have no authority, express or implied, to create or place any mortgage or deed of trust of any kind or nature whatsoever upon Landlord's fee title in the Premises,

(e) Nothing herein contained shall require any Leasehold Mortgagee or its nominee to cure any default by Tenant hereunder.

10,          Recapture,                  Deleted,

11.          Utilities.

(a) Subject to the Landlord's obligations under Exhibit B-I and Landlord's Work under Paragraph 3 hereof, Tenant shall install and use the utilities serving the Premises in accordance with the criteria set forth herein and the rules and regulations of the public or private utility company or the governmental agency supplying the same. Landlord shall not be liable for damages or otherwise for any interruption in the supply of any utility to the Premises, if caused by a party other than Landlord, its agents, contractors, or employees, nor shall any such interruption constitute any ground for an abatement of any of the rents reserved hereunder except in the event of the grossly negligent acts by landlord or Landlord's agents, contractor or employees,,,

(b) Tenant shall make application for, obtain directly, be solely responsible for and promptly pay directly to the public or private utility company or governmental agency, whichever is supplying the same, as and when the same become due and payable, all charges For water and sewer (if separately metered), electricity, gas, telephone, and any other utility used or consumed in the Premises, including, without limitation, all connection fees.

(c) In the event Landlord elects or is required to supply the utilities used or consumed in the Premises, Tenant agrees to purchase from and pay Landlord for the same, as Additional Rent, at the rates which the applicable public or private utility company charges Landlord For furnishing such utilities (reduced by any commissions, fees, discounts, or similar consideration received by Landlord or its agents or assignees), plus applicable sales taxes thereon. Landlord shall have the right to enter onto the Premises for the purpose of reading any submeter for utilities supplied by Landlord; Landlord reserves the right to discontinue the furnishing of any such utilities provided such utilities are provided by such other private or public utility company. Landlord reserves the right to supply any utility service to the Premises provided Tenant shall not be required to pay more for such service than it would pay if acquired directly from the utility company, If Landlord elects to supply utilities or to discontinue supplying utilities. Landlord shall (i) supply such utilities without interruption during the change of providers; (ii) install all meters for the utilities it provides and remove any meters which are no longer needed.

12,          Taxes.

(a) As used herein, the term "Tax Charge" shall mean Tenant's Proportionate Share of all real estate taxes and assessments and other real property (including improvements thereon) related governmental levies and charges of any kind and nature excluding, however, all estate, inheritance, capital stock, succession, gift, transfer (unless related to recording of this Lease), franchise, excess profits. gross receipts and income taxes of Landlord which may be imposed against the land area of the Center, and against the buildings and all other improvements located on the Center during the Lease Term (collectively, "Taxes"), Tenant shall pay to Landlord, as Additional Rent, the Tax Charge within 30 days of being billed same by Landlord, based on the actual tax bill, Tenant's Tax Charge shall be based on the taxes being paid before a penalty is incurred or a discount lost. As used herein, the term "Taxes" shall also mean and include all costs and fees (including reasonable attorneys' fees and/or the reasonable fees of any tax consultant retained by Landlord) incurred by Landlord in reasonably contesting such taxes, levies and charges.

(b) Tenant's Proportionate Share with regard to Taxes attributable to land shall be computed and determined as a fraction, the numerator of which shall be the total square footage of the land area of the Premises (42,000 square feet) and the denominator of which shall be the total square footage of the land area of the Center (95,693 square feet. as the same may exist from time to time. Tenant's Proportionate Share with regard to Taxes attributable to land is 43.89%, Tenant's Proportionate Share with regard to Taxes attributable to Improvements (as defined in Exhibit B) shall be computed and determined as a fraction, the numerator of which shall be a gross square footage of the Improvements located on the Premises (2,882  square feet), and the denominator of which shall be the Gross Leaseable Area of all the Center (14,882 square feet including Tenant's Improvements) as the same may exist from time to time. Tenant's Proportionate Share with regard to Taxes attributable to the Improvements is 19.3656%. Notwithstanding the foregoing, if the Improvements on the Premises are assessed by the applicable taxing authority separately from the improvements located on the balance of the Center, Tenant shall pay Taxes on such Improvements in accordance with such separate assessment and, in addition, shall pay its Proportionate Share of Taxes on the land portion of the tax bill for the Center.

(c) In the event the taxing authorities include in such Taxes the value of any machinery, equipment, fixtures, inventory or other personal property or assets of Tenant, Tenant agrees to pay. before delinquency, the entire amount of the taxes attributable to such items in addition to, but not in duplication of, the Taxes referred to above,

(d) If at any time during the Lease Term, a tax or excise on rents or other tax, however described (except any estate, inheritance, capital stock, succession, gift, transfer [unless related to recording of this Lease], franchise, gross receipts, income or excess profits taxes imposed upon Landlord) is levied or assessed against Landlord by any lawful taxing authority on account of Landlord's interest in this Lease or the rents reserved hereunder, as a substitute in whole or in part, or in addition to, the Taxes hereinbefore described, Tenant agrees to pay Landlord, as Additional Rent, the amount of such tax, excise on rents or other tax, In the event any such tax or excise on rents or other tax, however described, is levied or assessed directly against Tenant by any lawful taxing authority on account of Tenant's interest in this Lease or the leasehold estate hereby created or the rents to be paid by Tenant hereunder, then Tenant shall be responsible therefor and agrees to pay the same before delinquency and provide evidence thereof to Landlord.

(e) Tenant shall pay, before delinquency, all taxes assessed against any personal property of any kind owned or used by Tenant in or about the Premises and provide evidence thereof to Landlord,

(f) With respect to any Taxes for which Tenant is responsible hereunder, Landlord shall provide Tenant a copy of an official tax bill with the calculation of Tenant's Tax Charge..

(g) Landlord shall pay, before delinquency, all taxes assessed against the Center,

13.         Landlord's Insurance

(a) If insurance premiums for the Center are increased due to Tenant's conduct or the nature of Tenant's business conducted on the Premises, upon proof of same, Tenant shall pay the full cost of such increase upon demand by Landlord,

(b) Tenant shall pay to Landlord Tenant's Proportionate Share of the cost of all insurance carried by Landlord covering. the Common Areas of the Center, including, without limitation (i) public liability, personal and bodily injury and property damage liability and automobile coverage, (ii) fire and extended coverage, vandalism and malicious mischief and all broad form coverages covering the improvements in the Center, other than any buildings in the Center, and (iii) sign insurance, all in limits maintained by similar first class Centers in this regional area. Tenant's initial Proportionate Share of Landlord's insurance is currently estimated to be thirty three cents($.33) per square foot of the Tenant's Building.

14,          Maintenance of Common Areas.

(a) Landlord shall keep, or cause to he kept, the Common Areas clean, reasonably free of ice and snow, in good condition and repair; all in a manner consistent with the practices of first-class retail Centers, In consideration of Landlord's undertaking the operation and maintenance of the Common Areas, Tenant covenants and agrees to pay to Landlord, subject to adjustment as hereinafter provided, a monthly sum equal to one-twelfth (1/12) of Landlord's reasonable estimate of Tenant's Proportionate Share of the annual costs and expenses of operating, maintaining and cleaning the Common Areas within those portions of the Center being so operated, maintained and cleaned by or on behalf of Landlord for the then current year; such monthly payment to be Additional Rent payable in advance at the same time and place as the Fixed Rent, If Tenant's Proportionate Share of such Common Area Charges is more than Tenant's payments so made, Tenant shall, within thirty (30) days thereafter and as Additional Rent, pay to Landlord the difference as the balance of its share of the Common Area Charges and, on the other hand, if Tenant's Proportionate Share is less than Tenant's payments so made, Landlord shall refund such excess to Tenant within thirty (30) days thereafter. Tenant's Common Area Charges shall not increase, year to year, by more than 5% from the Charges for the prior year, Landlord shall use reasonable business efforts to keep down the costs of the Common Areas maintenance, Landlord shall promptly remove all snow and ice from the Premises so as to not interfere with Tenant's business,

(b) The "Common Area Charges- shall include, by way of example and not by limitation, all normal and customary costs and expenses of (i) operating, maintaining, repairing, landscaping, seasonally decorating, cleaning, removing trash, sweeping, striping, and removing snow, ice and debris from said Common Areas, provided that in no event shall Common Area Charges include the paving, landscaping, striping and lighting of the Common Areas conducted as part of Landlord's initial construction of the Center, provided that any resurfacing or parking lot overlay shall not be deemed a replacement hereunder, (ii) maintenance, repair and replacement of any Center identification and directional signage, (iii) water, sewer and electricity charges for Common Area usage, (iv) sales. service and/or other use taxes on materials, equipment, supplies and services and license and permit fees required for the operation and maintenance of the Common Areas, (v) maintenance and repair of storm water management systems serving the Center, including retention or detention ponds. and other utility systems and maintenance and repair of security systems and services and Fire protection equipment and sprinkler alarms and (vi) an administrative fee of ten percent (10%) of the Common Area Charges for Landlord's administration and operation of the Common Areas.

(c) Landlord shall cause the Premises and the Common Areas to be lighted during the period from 1/2 hour before sunset till 10pm, Landlord shall keep all signage illuminated 24 hours every day, unless prohibited by applicable law or regulation,

(d) Tenant shall provide, at its sole cost, a trash container (dumpster) which the Landlord or governmental agencies may require, Such trash container shall be located in a dumpster area shown on Exhibit A, and Tenant shall keep the dumpster in a sanitary condition and shall empty it at least two (2) times per week, or more frequently if reasonably necessary to eliminate odors. Additionally, notwithstanding the foregoing provisions of Section 14(a) above to the contrary, Tenant, and not Landlord, shall be solely responsible for maintaining, repairing, and replacing the screening solely around Tenant's trash container, if same is on the Premises, and shall be solely responsible for maintaining, repairing, and replacing all sidewalk landscaping and lighting (but not light fixtures) located on the Premises, Tenant shall not permit undue accumulations of garbage, trash, rubbish, or other refuse, shall remove the same at its own expense, and shall keep such refuse in proper rodent-proof containers within the Premises until called' for to be removed. All garbage, trash, and other refuse which is kept in such rodent-proof containers shall be bagged and securely tied before being placed in the trash container described above. Tenant shall use reasonable efforts to keep the area around the trash container located outside of the fenced enclosure trash and litter free and reasonably stain free (which may require power-washing by Tenant) between the times that Tenant cleans the Common Areas; and shall keep the area around the trash container located inside the fenced enclosure and between the trash container enclosure area and the Premises trash and litter free on a daily basis,

15.          Landlord's Pad Work. Landlord shall deliver to Tenant, and Tenant agrees to accept from the Landlord, possession of the Premises upon substantial completion of the portion of Landlord's pad work which pertains to the Premises as described in the Description of Landlord's and Tenant's Work attached hereto and made a part hereof as Exhibit B-1 ("Landlord's Pad Work"), which shall be the date on which Landlord notifies Tenant in writing that such Landlord's Work with respect to the Premises is substantially complete as described in Exhibit B-1 hereof, with the exception of such work Landlord cannot complete until Tenant performs necessary portions of its work (the "Pad Delivery Date").

16.          Tenant's Improvements and Installations.

(a) In addition to Tenant's Work as provided in Exhibits B and B-1, Tenant shall fully construct Tenant's Building and fully equip the Premises with all trade fixtures and equipment, lighting fixtures, furniture, furnishings, floor coverings and any other fixtures and equipment necessary for the proper operation of Tenant's business as well as any signage permitted by this Lease, all of which shall be in good condition and in working order,

(b) Excluding all improvements directly related to Tenant conducting business in the ordinary course (however, in no event shall the Tenant remove any items from the Premises if such removal shall cause damage to the Premises or its improvements), all betterments and improvements in or upon the Premises including, without limitation, all carpeting, floor coverings, attached shelving, lighting fixtures, wall covering, other fixtures and heating, ventilation and air conditioning equipment, shall, at the option of Landlord, become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that Tenant's personal property, furniture, furnishings, and trade fixtures shall remain the property of Tenant and shall be removed prior to expiration of the Lease Term, Any trade fixtures. equipment and other personal property (exclusive of lighting, electrical, heating and air conditioning) placed in or upon the Premises by Tenant shall remain Tenant's property with the right to remove the same at any time during the Term of this Lease, provided that Tenant shall repair any damage to the Premises caused by such removal. Landlord, if requested by Tenant, agrees to execute such documentation waiving its rights to Tenant's personality and to all rights of levy for distraint for rent against same as shall be required by any lender of Tenant; provided any damage caused by, or resulting from, the removal of any trade fixtures, equipment or other personal property shall be promptly repaired by Tenant or the party entitled to remove same, Tenant shall remove such trade fixtures, equipment and personal property from the Premises on or before ten (10) days after the expiration or earlier termination of the Lease and shall repair any damage to the Premises caused by such removal. Any of Tenant's trade fixtures remaining on the Premises after the expiration of such period shall be deemed abandoned by Tenant or its subtenants or licensees and shall become the property of Landlord without payment therefor.

(c) Technology/Satellite Dish: Tenant shall be allowed to install, maintain, repair, and replace satellite dish(es) and other technology apparatus on the roof of the building, the north or west walls of the building, in a completely screened location on the ground, or in such other location as approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed,

(d) Tenant shall pay to Landlord the sum of ninety five thousand dollars ($95,000.00) as partial payment on the site costs incurred by Landlord for the Center. Such payment shall be made to Landlord upon substantial completion of Landlord's Work and delivery of possession of the Premises to Tenant.

17,         Use of Premises.

(a) Tenant's use of the Premises, inclusive of any subletting or assignment, shall be for any lawful use consistent with a neighborhood shopping center within the Baltimore-Washington Metropolitan Area, but shall specifically exclude the following: (1) any exclusives granted to tenants within the Center by Landlord or any then current uses within the Center at the time of assignment or subletting; (2) any nude or semi-nude dancing, bar, tavern, or lounge; (3) sale or rental of "adult" or "x-rated videos" and related products; and (4) the display, sale, or treatment of any drug paraphernalia services or patient related facilities, Prior to Tenant operating for business in the Premises, Tenant shall obtain a certificate of occupancy/nonresidential use permit from a proper governmental authority approving Tenant's use of Premises.

(b) Tenant shall keep and maintain the interior and the exterior of the Premises and the adjacent parking areas in a clean, safe, sightly, orderly, and sanitary condition,

(c) So long as Tenant is operating from the Premises for Financial Services, Tenant shall have the exclusive right to each of the following: (1) operate a Financial Services business, (2) have automated teller machines, and (3) have Financial Services drive thrus in the Center,

18.         Operation of Business,

(a) Tenant agrees (i) to conduct Tenant's business in the Premises in a reputable manner; (ii) to keep and maintain the Premises and Tenant's personal property and trade fixtures in a neat, clean, sanitary and safe condition; (iii) to apply for, secure, maintain and comply with all licenses or permits which may be required; (iv) neither to solicit business nor to distribute advertising matter in the parking areas or other Common Areas (which restriction shall apply to all Leases of any part of the Center), Notwithstanding the foregoing, so long as Tenant continues to pay all rent due hereunder in a timely manner, Tenant shall have the right to cease operating its business from the Premises and such cessation shall not be a default under this Lease,

(b) Tenant and its servants, employees, agents, sublessees, licensees and concessionaires shall observe faithfully and comply with the reasonable rules and regulations for the Center attached hereto as Exhibit D ("Rules and Regulations") as Landlord may from time to time adopt; provided Tenant has received prior notice of same. Such Rules and Regulations shall be enforced non-discriminatorily and shall not materially limit or affect any of Landlord's covenants and obligations hereunder.

19,          Laws, Waste or Nuisance

(a) Tenant agrees to comply with all present and future Federal, state and local laws, ordinances, orders and regulations affecting the Premises or the use thereof

(b) Tenant hereby agrees that Tenant, its employees, agents, contractors or invitees shall not, at any time, cause or permit Hazardous Material (as hereinafter defined) to be brought, stored, manufactured, processed, treated, distributed, used or disposed of in, about or from the Premises without the prior written consent of Landlord, which consent shall be granted or withheld at Landlord's discretion, Tenant shall submit with its request for such consent an itemized list of (i) all Hazardous Material which will be brought, stored, manufactured, processed, treated, distributed, used or disposed of in, on or from the Premises; (ii) the location in the Premises where such Hazardous Material will be stored: (iii) any special storage requirements (i,e., temperature); and (iv) the purpose or purposes for which the Hazardous Material is necessary. Tenant shall promptly submit a revised list in the event that the information contained in the prior list shall change. Tenant shall use, keep and store all Hazardous Material in a safe and careful manner that complies with (1) all applicable laws and ordinances regulating any individual Hazardous Material or Hazardous Materials generally; (2) all instructions and guidelines given by the manufacturer of any individual Hazardous Material; and (3) all requirements of Landlord's insurance carriers. As used herein, the term "Hazardous Material" shall include petroleum products. underground storage tanks and/or any hazardous, toxic or dangerous waste, substance or material defined as such in (or for the purposes of the Comprehensive Environmental Response, Compensation and Liability Act, any state "Superfund" or "Superlien" law), or any other ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct covering such Hazardous Material as may now or at any time hereafter be in effect, The foregoing shall not be deemed to prohibit or restrict the use of cleaning products or other products normally utilized in the operation of Tenant's business provided such are utilized in accordance with all applicable laws. No underground storage tanks shall be installed on the Premises,

(c) Tenant further agrees not to suffer, permit or commit any waste, nor to allow, suffer or permit any objectionable odors, vapors, steam, water, vibrations, noises or other undesirable effects to emanate from the Premises, or otherwise to allow, suffer or permit the

Premises or any use thereof to constitute a nuisance or to interfere with the safety. comfort or enjoyment of the Center by Landlord or any other occupants of the Center or their customers, invitees or any others lawfully in or upon the Center,

20.          Competition. Deleted

21.          Signage, In addition to its pylon signage, if permitted by appropriate governmental authorities and provided same does not violate any recorded restrictions on the Center nor reduce the total signage permitted for the Center, Tenant, at its sole cost and expense, shall be entitled to erect maximum building and monumental pylon signage on the Premises in compliance with the sign criteria attached hereto as Exhibit B-2 (the "Sign Criteria"). Tenant agrees to maintain any such sign, awning, canopy, decoration. lettering, advertising matter or other thing in good condition and repair at all times.

Tenant shall have the right, at Tenant's expenses, to install its standard sign panel on Land lord's pylon and the right to change any such signage consistent with any name change of Tenant's name or logo, from time to time, including exterior signs on the Premises. Tenant shall have the right to display grand opening and promotional banners,

22.          Assignment and Subletting,

Except as provided below, Tenant shall not assign the Lease or sublet the Premises without the prior written consent of the Landlord, such consent not to be unreasonably withheld, conditioned, or delayed, Upon Landlord's consent to an assignment, Tenant shall be released from all further obligations under the Lease. Tenant shall have the absolute right to assign or sublet the Premises, without Landlord's consent, provided Tenant remains liable under the terms of the Lease. The following shall not be considered an assignment and no consent shall be required from Landlord: (i) a change in ownership of Tenant as a result of a merger, consolidation, reorganization, or joint venture; (ii) the sale of Tenant's assets as a going concern only as it relates to the business conducted on the Premises (a "Branch Sale"); (iii) a transfer of the Lease to any entity if a regulatory agency having jurisdiction over Tenant's business requires that Tenant must divest itself of certain deposits and branch banking facilities (a "Divestiture"); (iv) the sale, exchange, issuance or other transfer of Tenant's stock on a national exchange or between Tenant's parent company, if any, and any subsidiary, affiliate, related entity, or other entity that controls, is controlled by, or is under common control with Tenant or to any entity resulting from merger or consolidation with Tenant; (v) the assignment of this Lease or sublease of all or any portion of the Premises to Tenant's parent entity, a wholly-owned subsidiary of Tenant or any other related entity of Tenant, or to any entity which acquires Tenant through merger, consolidation or other corporate action, or to any entity which purchases all or any portion of the assets of Tenant; (vi) the sale or transfer of at least ten (10) locations (including the Premises and this Lease) in a bulk sale to one transferee; (vii) the sublet of less than fifty percent (50%) of the Rentable Square Feet of the Premises, in the aggregate, to one (1) or more parties; or (viii) a collateral assignment of Tenant's interest in this Lease to a lender as security for any indebtedness of Tenant to the lender.

Tenant shall be permitted to assign or sublet the Premises to any Permitted Use,

23.          Repairs and Alterations.

(a) Subject to the provisions of Sections 28 and 29. Landlord shall not be required to make any repairs or improvements of any kind to the Premises unless caused by the negligence of it or its agents, contractors, or employees, Landlord shall repair all defects in construction of the Pad, parking lot, and common areas for a period of 10 years after commencement of the Lease,

(b) Except as provided above, Tenant agrees, at Tenant's sole cost and expense, to keep and maintain the Premises and each and every part thereof and improvements thereon in good order and condition and to make all repairs and replacements thereto, and to the fixtures and equipment therein and the appurtenances thereto, including, without limitation, the windows and window frames, doors and door frames, entrances, store fronts, signs, showcases, if any, floor coverings, interior walls, and the electrical, heating, ventilating, air conditioning and plumbing systems, equipment, fixtures and facilities within the Premises, Tenant shall keep the Premises and all improvements thereon and all signs in a first class and attractive condition throughout the entire term of the Lease.

(c) Following the initial construction of the Tenant's Work with respect to the Premises, Tenant shall have the right to make alterations and improvements to the Premises from time to time; provided that any alterations or improvements thereto of a material structural nature or which substantially alter in any manner the exterior appearance thereof shall be made by Tenant only in accordance with plans and specifications first approved in writing by Landlord. The exterior elevations and exterior design and treatment of any alterations or improvements must be architecturally harmonious with the exterior design and treatment of the improvements constructed on the balance of the Center. Tenant may not enlarge or expand the building constructed initially on the Premises by Tenant without first obtaining the prior written consent of Landlord, which consent may be granted or withheld in Landlord's reasonable discretion and will not be unreasonably delayed or conditioned, Tenant covenants and agrees that it shall take no action that shall require, in accordance with applicable governmental regulation, more parking spaces to be provided for the Premises than are required based upon the building initially constructed and the contemplated use thereof, Notwithstanding anything herein to the contrary, in no event shall Landlord's consent to the above be considered approval by any applicable governmental authority, No approved alteration or improvements hereunder shall be initiated by the Tenant until all required permits and approvals from all applicable governmental authorities have been obtained and copies of said permits and approvals received by the Landlord together with a copy of a builder's risk policy naming Landlord as an additional insured,

24.          Failure to Repair or Perform Covenants. If Tenant shall fail to make repairs or to perform its other obligations in accordance with the provisions of this Lease, or if Landlord is required to make any repairs by reason of any act, omission, or negligence of Tenant, Landlord shall have the right, at its option, to make such repairs or to perform such obligations on behalf of and for the account of Tenant and to enter upon the Premises for such purposes, and Tenant agrees to pay the cost and expense thereof as Additional Rent hereunder.

25.          Covenant Against Liens, Tenant shall do all things reasonably necessary to prevent the filing of any mechanics' or other liens against the Premises by reason of any work, labor, services or materials performed or supplied or claimed to have been performed or supplied to Tenant, or anyone holding the Premises, or any part thereof, through or under Tenant, Without limiting the generality of the foregoing, Tenant agrees that the Center shall not be subject to attachment and Tenant shall include in all contracts and subcontracts for work to be performed on Tenant's behalf at the Premises provisions whereby such contractor or subcontractor acknowledges that Landlord has no liability under such contracts and subcontracts and that such contractor or subcontractor waives any right it may have to file a lien against or attach the Center, If any such lien shall at any time be filed, Tenant shall either cause the same to be vacated and canceled of record by bonding or otherwise within twenty (20) days after the filing thereof or, if Tenant in good faith determines that such lien should be contested, Tenant shall furnish such security as may be necessary as determined by Landlord to release the same as a lien against the real property, If Tenant fails to procure a release of such lien as prescribed in this Section, Landlord shall have the right, but not the obligation, to procure a release of the lien and charge the expense incurred in so doing (including the amount of the lien) and reasonable attorney's fees to Tenant as Additional Rent,

26,          Indemnity,

(a) Tenant hereby agrees to defend, pay, indemnify and save free and harmless Landlord from and against any and all claims, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including attorneys' fees, resulting from or in connection with loss of life, bodily or personal injury or property damage arising, directly or indirectly out of or from or on account of any occurrence in, upon, at or from the Center caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors, in, upon, at or from the Premises, any Common Areas or the Center,

(b) Landlord hereby agrees to defend, pay, indemnify and save free and harmless Tenant from and against any and all claims, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including attorneys' fees, resulting from or in connection with loss of life, bodily or personal injury or property damage arising, directly or indirectly out of or from or on account of any occurrence in, upon, at or from the Center caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors, in, upon, at or from the Premises, any Common Areas or the Center,

(c) In addition, if Tenant breaches any of the provisions of this Lease regarding Hazardous Material, or if the presence of Hazardous Material on the Premises results in contamination of or damage to the Premises or the Center by Hazardous Material, then Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which arise during or after the Lease Term as a result of such contamination, including, without limitation, any out of pocket expenses or costs or diminution in value losses.

(d) Except as may be set forth in this Lease, neither party shall be responsible or liable at any time to the other party, or to those claiming by, through or under the other party, for any loss of life, bodily or personal injury, or damage to property or business, or for business interruption, that may be occasioned by or through the acts, omissions or negligence of any other persons, or any other lessees or occupants of any portion of the Center.

(e) Neither party shall be responsible or liable at any time for loss of life, or injury or damage to any person or to any property or business of the other party, or those claiming by,

through or under the other party, caused by or resulting from the bursting, breaking, leaking, running, seeping, overflowing or backing up of water, steam, gas, sewage, snow or ice in any part of the Premises or caused by or resulting from acts of God or the elements, or resulting from any defect in the occupancy, construction, operation or use of the Premises unless caused by such party's, its agents', employees', or contractors' negligence or intentional misconduct,

Except to the extent set forth in Section 26(a), Tenant expressly acknowledges that all of the foregoing provisions of this Section shall apply and become effective from and after the Pad Delivery Date,

27,         Insurance and Waiver of Claims,

(a) Tenant agrees to secure and keep in force from and after the date Landlord shall deliver possession of the Premises to Tenant and throughout the Lease Term, at Tenant's own cost and expense: (i) Commercial General Liability Insurance on a per occurrence basis with a limit of liability in an amount of One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate, which insurance shall specifically insure the contractual obligations of Tenant set forth anywhere in this Lease, (ii) Special Form Property Insurance in an amount adequate to cover the full replacement value of all Tenant's improvements in the Premises so as not to be a co-insurer in the event of fire or other casualty; (iii) Plate Glass insurance covering all plate glass in the Premises; (iv) business interruption insurance in an amount equal to twelve (12) months rent of Tenant at the Premises which insurance shall be issued on an "all risks" basis (or its equivalent); and (v) worker's compensation insurance in statutorily prescribed limits; and (vi) product liability insurance for merchandise offered for sale or lease from the Premises, including (if this Lease covers Premises in which food and/or beverages are sold and/or consumed) liquor liability coverage (if applicable to Tenant's business) and coverage for liability arising out of the consumption of food and/or alcoholic beverages on or obtained at the Premises, of not less than Three Million Dollars ($3,000,000) per occurrence and in the aggregate, which amount shall be increased every ten (10) years by $500,000 per occurrence and in the aggregate, All insurance to be procured by Tenant shall be issued in the names and for the benefit of Tenant and Landlord and their respective designees (and in the case of Landlord and its designees, as additional insureds), All policies required under this Section shall contain the following endorsements that such insurance may not be canceled or amended with respect to Landlord except upon thirty (30) days prior written notice from the insurance company to Landlord, sent by certified or registered mail. Tenant agrees to deliver to Landlord certified copies of all policies of insurance to be procured by Tenant within ten (10) days of the inception of such policies and, at least thirty (30) days prior to the expiration of any such policy. Except with regard to proceeds payable for loss or damage to trade fixtures or personal property, the portion of the proceeds under the policy or policies of insurance required under this Section 27 above, which represent Tenant's improvements shall be expressly made payable in the case of loss or damage to Landlord and Tenant jointly.

(b) Each party waives all rights to recover against the other party, its officers, directors, shareholders, partners, members, joint ventures, employees or agents, for any loss or damage to the waiving party's property arising out of the acts or omissions of the released party or its agents or employees if such loss or damage would generally be covered by a special form property damage insurance policy (such waiver to apply even if the damaged party does not maintain such insurance coverage), Neither Landlord nor Tenant shall be liable to each other or any insurance company (by way of subrogation or otherwise) that insured any such losses, damages or expenses. Each party shall use reasonable efforts to cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all policies of insurance carried in connection with the Premises or the Center or the contents of either of them, and if obtained then each party shall deliver to the other party (within a reasonable period of time after a written request for the same) adequate written proof (for example, a policy and certificate of insurance with attached endorsement) of the issuance of the foregoing.

28.Destruction,

If Tenant's building is damaged by fire or other casualty Tenant shall immediately commence and diligently pursue to completion the repair and restoration of the building to the condition thereof immediately prior to such damage or destruction including but not limited to all of the Tenant's work, All insurance proceeds for such damage shall be paid out on a monthly basis to Tenant as work progresses on the restoration using AIA draw forms submitted by Tenant's contractor and architect, In the event of any such casualty, this Lease shall remain in full force and effect and the parties waive the provisions of any law to the contrary. Tenant shall not be entitled to and hereby waives all claims against Landlord for any compensation, abatement or damage for loss of use of the whole or any part of the Premises and/or for any inconvenience or annoyance occasioned by any such damage, destruction, repair or restoration (except for damage caused by the negligence and willful malfeasance of Landlord, its agents, employees, or contractors), Any such repair or restoration of the Premises by Tenant shall be performed in accordance with Exhibits B and B-1 herein, In the event the improvements should be damaged or destroyed by fire, flood, tornado or by the elements or through any casualty or otherwise to the extent that it is, in the reasonable opinion of Landlord or Tenant, untenantable or incapable of use for the normal conduct of Tenant's business, and such damage or destruction occurs within the last twenty-four (24) months of the Term or any extension or renewal period, Landlord and/or Tenant shall have the option, exercisable within thirty (30) days following such damage or destruction, of terminating this Lease effective upon giving written notice to the other party; provided, however that if Landlord exercising its termination right Tenant may vitiate such termination by exercising it's next option to extend the Term of this Lease, if any. In such event, Landlord's termination shall be null and void and this Lease shall continue in full force and effect, In the event of such termination, Landlord shall be entitled to the proceeds of all insurance applicable to the improvements but not the contents and Tenant and it's insurance companies shall promptly pay over same to Landlord,

29.Condemnation.

(a) If a substantial portion of the Premises shall be acquired or taken by eminent domain for any public or quasi-public use or purpose or by private purchase in lieu thereof, or if a taking substantially impairs reasonable ingress/egress to Premises, then Tenant shall have the right to terminate this Lease and the term hereof shall automatically cease and terminate as of the date of title vesting in such proceedings. For purposes of this provision, "a substantial portion of the Premises" shall be deemed to have been taken if such taking in the reasonable judgment of Tenant shall render the Premises and that portion of the Common Areas not so taken unsuitable for the purposes for which the Premises were leased,

(b) If any part of the Premises shall be so taken and this Lease shall not be terminated, as aforesaid, if the conduct of business in the ordinary course are in compliance with the law, then this Lease and all of the terms and provisions thereof shall continue in full force and effect, except that the Fixed Rent shall be reduced in the same proportion that the total square footage of the Premises taken bears to the original total square footage of the Premises. Tenant shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to restore the portion of the Premises remaining to as near its former condition as the circumstances will permit, and Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to restore the Common Areas to as near their former condition as the circumstances permit; provided, however, Landlord's obligations to restore shall be limited to the extent of the condemnation proceeds received by Landlord therefor. Landlord shall make available to Tenant for restoration of the Premises such portion of any award payable to Landlord on account of loss or damage to the improvements, For purposes of this provision, "a substantial portion of the Premises" shall be deemed to have been taken if such taking in the reasonable judgment of Tenant renders that portion not so taken unsuitable for the purposes for which the Premises were leased,

(c) Subject to Section 29(d) below, if this Lease is terminated as a result of any condemnation, all damages or compensation awarded or paid for any such taking, whether for the whole or a part of the Premises shall be allocated between Landlord and Tenant based on such payment being amortized on a straight line basis over the 40 year lease term hereof with Landlord receiving the portion amortized and Tenant receiving the balance, For example, after the first Lease Year, Tenant would receive 39/40ths of the award and at the end of the Term and all renewals thereof, Landlord would receive the entire award.

(d) Nothing herein shall affect Tenant's rights (i) to any award or portion thereof, whether made to Landlord or Tenant, for any leasehold improvements, or furniture, fixtures and equipment, paid for by Tenant, and (ii) to any award made separately to Tenant for moving expenses, attorneys' and appraisers' fees and other costs, expenses and allowances, herein collectively referred to as "Tenant's Award",

30,          Default/Remedies/Bankruptcy,

(a) The following enumerated events shall constitute an event of default (an "Event of Default") by Tenant: (i) if this Lease is assigned unless in compliance with Section 22 or the Premises are sublet except as herein provided; or (ii) if Tenant shall fail (A) to pay, when due, after expiration of any applicable grace period, any rent or other charge payable hereunder and such failure continues for five (5) business days after written notice shall have been received by Tenant provided however that no written notice shall be required for more than two (2) such failures in any twelve (12) month period; or (B) to correct any default or to perform any of the other terms, covenants and conditions hereof for more than thirty (30) days after written notice shall have been given to Tenant specifying the nature of such default provided that if any such default cannot be cured or corrected within such thirty (30) days, then such additional time as may be reasonably necessary if Tenant has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default; or (iii) the filing by, on behalf of, or against Tenant of any petition or pleading by an appropriate government entity to declare Tenant insolvent or unable to pay its debts or meet its obligations under the laws of the United States or any state, or if a receiver of the property of Tenant is appointed or upon the levy of execution or other taking of property, assets or the leasehold interest of Tenant by process of law or otherwise in satisfaction of any judgment, debt, or claim against Tenant and such is not removed, stayed, bonded off, or dismissed within, sixty (60) days,

(b)          Upon the occurrence of an Event of Default, Landlord shall have the following rights and remedies and, at Landlord's option, may take the following action:

(i) Landlord shall have the immediate right to re-enter the Premises, upon obtaining a court order authorizing it to do so, and to dispossess Tenant and all other occupants therefrom and remove and dispose of all property therein or, at Landlord's election, to store such property in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of any notice of intention to re-enter and with or without reason to legal process (which Tenant hereby expressly waives) and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby,

Landlord shall not remove Tenant from the Premises until Tenant has been afforded opportunity to notify all customers of the branch closing, as required by applicable law and FDIC (or such other entities with jurisdiction over Tenant) regulation, Tenant shall have the right to remove all financial and customer records in whatever form, including all computers, from the Premises.

(ii) Landlord shall have the right to terminate this Lease by giving Tenant a written five (5) business days' notice of such cancellation provided that Tenant's default is not cured within five (5) business days of receipt of notice,

(iii) If by reason of the occurrence of any such Event of Default, the term of this Lease shall end before the date therefor originally fixed herein, or Landlord shall re-enter the Premises, or Tenant shall be ejected, dispossessed or removed therefrom in any manner, Landlord may relet the Premises either in the name of Landlord or as agent for Tenant, for a term which, at Landlord's option, may be less than or exceed the period of the remainder of the term hereof. Landlord shall receive the rents from such reletting and shall apply the same, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of such expenses as Landlord may have incurred in connection with re-entering, reletting, altering, repairing, redecorating or otherwise preparing the Premises for reletting, including brokerage and reasonable attorneys' fees; and the residue, if any, to the fulfillment of the terms, covenants and conditions of Tenant hereunder and Tenant hereby waives all claims to the surplus, if any. Tenant agrees to be liable for and to pay Landlord any deficiency between the Fixed Rent, Additional Rent and other charges reserved herein and the net avails of reletting. Landlord shall mitigate damages by using reasonable efforts to relet the Premises on reasonable terms, provided, however, that Landlord shall in no event be liable in any way whatsoever for its inability to relet the Premises or, in the event of such reletting, for failure to collect the rents reserved thereunder. Landlord is hereby authorized and empowered to make such repairs, alterations, decorations, subdivisions or other preparations for the reletting of the Premises as Landlord shall deem fit, advisable and necessary, without in any way releasing Tenant from any liability hereunder, as aforesaid,

(iv) Subject to any approved leasehold financing, Landlord shall have a valid and subsisting lien for the payment of all rents, charges and other sums to be paid by Tenant and reserved hereunder (including all costs and expenses incurred by Landlord in recovering possession of the Premises and the reletting thereof as provided under this Section) upon Tenant's goods, wares, equipment, signs, fixtures, furniture and other personal property situated in the Premises (except financial and customer information in whatever form, including computers), and such property shall not be removed therefrom without the consent of Landlord until the arrearages in rent as well as any and all other sums of money then due to Landlord hereunder shall have first been paid and discharged, Upon the occurrence of an Event of Default by Tenant, Landlord may, in addition to any other remedies provided herein or by law, enter upon the Premises and take possession of any and all goods, wares, equipment, signs, fixtures, furniture and other personal property of Tenant situated in the Premises without liability for trespass or conversion, and sell the same with or without notice at public or private sale, with or without having such property at the sale, at which Landlord or its assigns may purchase, and apply proceeds thereof less any and all expenses connected with the taking of possession and the sale of the property, as a credit against any sums due by Tenant to Landlord. Any surplus shall be paid to Tenant unless such default is continuing and sums due to Landlord are likely to continue to be incurred, The lien herein granted to Landlord shall be in addition to any Landlord's lien that may now or at any time hereafter be provided by law but shall be subject and subordinate to the lien of any mortgage of Tenant,

(v) Landlord may declare the entire balance of the rent for the remainder of the Lease Term to be due' and payable, for which Tenant will immediately pay Landlord the difference between the rent and other charges reserved hereunder for a period which would have constituted the remainder of the Lease Term and the then present rental value of the Premises for such period, both discounted at the rate of eight percent (8%) per annum to present worth. In determining the then present rental value of the Premises, the rent realized by any reletting, if such reletting is accomplished by Landlord within a reasonable time, shall be deemed prima facie to be the rental value, Landlord may collect such amount in any manner not inconsistent with applicable law.

(vi) No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless written notice of such intention is given to Tenant,

(vii) The rights and remedies herein reserved by or granted to Landlord are distinct, separate and cumulative, and the exercise of any one of them shall not be deemed to preclude, waive or prejudice Landlord's right to exercise any or all others,

(viii) In the event either party is in default in the performance of any term, covenant, agreement or condition contained in this Lease, or if Landlord brings suit for the possession of the Premises, the defaulting party shall reimburse the non-defaulting party for all costs and expenses, including without limitation, court costs and reasonable attorneys' fees incurred by it in protecting its interests.

(ix) Tenant agrees that the venue and/or jurisdiction for any legal actions brought by Landlord pursuant to this Section shall be in the county or city in which the Center is located,

(c) If Landlord shall not be permitted to terminate this Lease as hereinabove provided because of the provisions of Title 11 of the United States Code relating to Bankruptcy, as amended ("Bankruptcy Code"), then Tenant, as a debtor-in-possession, or any trustee for Tenant agrees promptly, within no more than thirty (30) days upon request by Landlord to the Bankruptcy Court, to assume or reject this Lease and Tenant on behalf of itself, and any trustee agrees not to seek or request more than one (1) extension or adjournment of any application to assume or reject this Lease by Landlord with such Court, In such event, Tenant or any trustee for Tenant may only assume this Lease if (i) it cures or provides adequate assurance that the trustees will promptly cure any default hereunder; (ii) compensates or provides adequate assurance that Tenant will promptly compensate Landlord for any actual pecuniary loss to Landlord resulting from Tenant's defaults; and (iii) provides adequate assurance of performance during the Lease Term of all of the terms, covenants, and provisions of this Lease to be performed by Tenant, In no event after the assumption of this Lease shall any then existing default remain uncured for a period in excess of sixty (60) days, Adequate assurance of performance of this Lease, as set forth above, shall include, without limitation, adequate assurance (i) of the source of rent reserved hereunder; and (ii) the assumption of this Lease will not breach any provision hereunder, In the event of a filing of a petition under the Bankruptcy Code, Landlord shall have no obligation to provide Tenant with any services or utilities as herein required unless Tenant shall have paid and be current in all payments of Fixed Rent and Additional Rent, including, without limitation, all Common Area Charges, utilities costs or other charges therefor. It is understood and agreed that this is a lease of real property in a Center as such lease is described in Section 365(b)(3) of the Bankruptcy Code.

(d) A failure by Landlord to perform or observe any of the obligations on Landlord's part to be performed or observed pursuant to this Lease, if such failure continues for thirty (30) days after receipt of written notice thereof is sent by Tenant to Landlord informing Landlord of such failure, shall constitute a default under this Lease; provided, however, that if the failure set forth in Tenant's notice is such that it requires more than thirty (30) days to correct, Landlord shall not be deemed to be in default hereunder if Landlord commences curing the failure within thirty (30) days after written notice is sent by Tenant to Landlord informing Landlord of such failure and thereafter diligently prosecutes the cure.

31.          Landlord's Access to Premises, Landlord and its agents shall have the right to place, replace, maintain and repair all utility equipment of any kind in, upon, above or under the Premises as may be necessary for the servicing of the Premises and/or other portions of the Center provided such is not within building confines on the Premises or will not adversely affect Tenant's business operations on the Premises.

32.          Subordination/Attornment/Estopoel Certificates,

(a) Tenant agrees to give any mortgagee or any holder of a note of which Tenant has actual knowledge secured by a deed of trust ("Mortgagee") of the Center, by registered or certified mail, or receipted overnight mail, given at the same time Tenant gives notice to Landlord, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be reasonably necessary if Landlord has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Mortgagee shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such Mortgagee has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default, including, without limitation, commencement of foreclosure proceedings if necessary to effect such a cure), provided such additional time to cure shall not exceed 30 days beyond the original 30 day period, Until the time allowed as aforesaid for the Mortgagee to cure such default has expired without cure, Tenant waives any right at law or in equity to terminate this Lease on account of Landlord's default,

(b) Landlord and Tenant agree that this Lease shall be subject and subordinate at all times to all ground and underlying leases, the lien of any first mortgages or deeds of trust in any amounts and to any lien resulting from any other method of financing or refinancing, and all advances thereon, which may now or hereafter be placed by Landlord against or affect any or all of the land and/or the Premises and/or any or all of the buildings and improvements now or at any time hereafter constituting a part of the Center, and to all renewals, modifications, consolidations, participations, replacements and extensions thereof, provided that such subordination shall be contingent on Tenant receiving a Subordination and Non-Disturbance Agreement in the form attached hereto as Exhibit C, which Agreement Tenant agrees to execute within ten (10) business days after request therefor by Landlord, Notwithstanding anything herein to the contrary, in the event any Mortgagee or ground or underlying lessor requests that this Lease be made superior, rather than subordinate, to the lien of any such mortgage or deed of trust or to any such ground or underlying lease, Tenant agrees to execute and deliver, within ten (10) business days following Landlord's written request therefor and without charge, any and all documents reasonably necessary to effectuate such priority.

(c) Tenant agrees that in the event of a sale, transfer or assignment of Landlord's interest in the Center or any part thereof, including the Premises, or in the event any proceedings are brought for the foreclosure or exercise of any power of sale under any mortgage, deed of trust or other method of financing or refinancing made by Landlord covering the Center or any part thereof, including the Premises, or in the event of a cancellation or termination of any ground or underlying lease covering the Center or any part thereof, including the Premises, to attorn to and to recognize such transferee, purchaser, ground or underlying lessor or mortgagee as the lessor under this Lease, provided that such new landlord assumes all responsibilities and liabilities of Landlord hereunder. On a voluntary sale or transfer of the Center, Landlord shall provide Tenant with written notice of such sale or transfer prior to Tenant's attornment to the new landlord.

(d) Within ten (10) business days after request therefor by Landlord or Tenant, the party of whom requested agrees to execute and deliver a certificate, in a form reasonably acceptable to the other, addressed to any proposed Mortgagee, any purchaser of the Premises and/or Landlord or Tenant, certifying to matters requested, including, without limitation, the following: (i) that Tenant is in full and complete possession of the Premises, such possession having been delivered by Landlord or its predecessor and accepted by Tenant; (ii) that any improvements required to be furnished by Landlord or Tenant as the case may be by the terms of this Lease have been completed in all respects to the certifying party's knowledge; (iii) that this Lease is in full force and effect and has not been amended, modified, supplemented or superseded except as specifically noted; (iv) that to the certifying party's knowledge, there is no existing default on the part of either party in the performance of any covenant, agreement or condition contained in this Lease to be performed by either party; (v) that Tenant or Landlord, as the case may be, does not have any actual or pending claim against Landlord or Tenant, as the case may be; (vi) that no rents or other charges have been prepaid by Tenant; and (vii) that the addressee of said certificate may rely on the representations therein made; and certifying as to the dates of commencement and termination of the Lease Term, the date on which rents commenced to accrue under this Lease, and the date through which rents and other charges hereunder have been paid,

33.           Quiet Enjoyment, Tenant, upon paying the rents herein reserved and performing and observing all of the other terms. covenants and conditions of this Lease on the Tenant's part to be performed and observed hereunder, shall peaceably and quietly have, hold and enjoy the Premises during the Lease Term, subject, to the terms of this Lease and to any mortgages, ground or underlying leases, agreements and encumbrances to which this Lease is or may be subordinated, without hindrance or molestation by Landlord or anyone claiming by, through or on behalf of Landlord, Landlord shall not be responsible to Tenant and Tenant shall have no claim against Landlord should Tenant's use and occupancy of the Premises for the purposes and during the times set forth herein be prohibited: impaired, limited or restricted in any way by reason of any law, ordinance or regulation or any governmental authority or by reason of any act of any legal or governmental or other public authority. Except in cases of bona fide emergencies, if Landlord has a right to enter 'Tenant's building, it will do so only during regular business hours and only after at least one business day notice in writing to Tenant,

34.           Force Majeure, Either party shall be excused for any period or periods of delay in the performance of any of such party's obligations hereunder (other than the payment of rent hereunder) when delayed, hindered or prevented from so doing by any cause or causes beyond such party's control, which causes shall include, without limitation, all labor disputes, riots, civil commotion or insurrection, war or war-like operations, invasion, rebellion, military or usurped power: sabotage, acts or threats of terrorism, governmental restrictions, regulations or controls (including delays attributable to the actions and requirement of federal, state and local environmental protection agencies respecting water pollution and/or air pollution, storm drainage, sanitary sewer disposal, energy shortages and/or like matters), inability to obtain any materials or services, fire or other casualties, or acts of God. The foregoing are individually and collectively referred to as a "Force Majeure", Lack of available funds shall not be deemed a Force Majeure,

35. Tenant's Office, if Tenant is unable to use its building as a financial center for any reason, including, for example, destruction of all or part of it, Tenant may operate its financial services business out of a trailer located on the Premises for a period not to exceed 12 months (subject to Paragraph 34 above) until Tenant is able to resume the use of the building for its financial services business,

36.           Surrender of Premises, Upon the expiration or sooner termination of the Lease Term, Tenant agrees, (without the necessity of notice if upon expiration, but with notice if upon the sooner termination), to quit and surrender the Premises, broom clean, in good condition and repair, reasonable wear and tear excepted, together with all keys and combinations to locks, safes and vaults and all improvements. alterations, additions, fixtures and equipment at any time made or installed in, upon or to the interior or exterior of the Premises, except personal property and all trade fixtures, all of which shall thereupon become the property of Landlord without any claim by Tenant therefor, but the surrender of such property to Landlord shall not be deemed to be a payment of rent or in lieu of any rent reserved hereunder. Before surrendering the Premises, Tenant shall remove all of 'Tenant's said personal properly and trade fixtures and any vault installed by Tenant, If the Premises be not surrendered as and when aforesaid, Tenant shall indemnify Landlord against all loss or liability resulting from the delay by Tenant in so surrendering the same, including, without limitation: any claims made by any succeeding occupant founded on such delay. Tenant's obligations under this Section shall survive the expiration or sooner termination of the Lease Term.

37.           Holding Over, In the event Tenant remains in possession of the Premises after the expiration of the Lease Term (or any renewal thereof) without the execution of a new lease or other written agreement, such holding over shall, in the absence of a written agreement to the contrary, be deemed to have created and be construed to be a tenancy from month-to-month terminable on thirty (30) days' written notice by either party to the other, at a monthly rental equal to 150% of the sum of (i) the monthly installment of Fixed Rent payable during the last month of the lease Term; (ii) one-twelfth (1/12th) of the Tax Charge payable for the last Lease Year of the Lease Term; and (iii) the Common Area Charge payable for such month, subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy, In addition, Tenant further agrees that if it fails to so surrender the Premises Tenant (i) will be liable to Landlord for any and all damages which Landlord shall suffer by reason thereof including consequential damages, and (ii) will indemnify Landlord against all claims and demands made by any succeeding tenants against Landlord, founded upon delay by Landlord in delivering possession of the Premises to such succeeding tenant,

38.           Relationship of Parties. Nothing contained in this Lease shall be deemed to constitute or be construed to create the relationship of principal and agent, partnership, joint ventures or any other relationship between the parties hereto, other than the relationship of landlord and tenant.

39.           No Waiver. The failure of Landlord to insist upon the strict performance of any provisions of this Lease, or the failure of Landlord to exercise any right, option or remedy hereby reserved shall not be construed as a waiver for the future of any such provision, right, option or remedy or as a waiver of a subsequent breach thereof. No provision of this Lease shall be deemed to have been waived unless such waiver shall be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the rents and/or other charges hereby reserved shall be deemed to be other than on account of the earliest rents and/or charges then unpaid, nor shall any endorsement or statement on any check or any letter accompanying any check or payment by Tenant be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rents and/or other charges due or Landlord may pursue any other remedy in this Lease provided, and no waiver by Landlord in favor of any other lessee or occupant of the Center shall constitute a waiver in favor of Tenant.

40.          Notices, Every notice, demand, request or other communication which may be or is required to be given under this Lease or by law shall be sent by Federal Express or other overnight or express mail delivery service and shall be addressed: (i) if to Landlord, to Landlord's Mailing Address; and (ii) if to the Tenant, to Tenant's Mailing Address, each with copies delivered in the same form as applicable, as stated above. Either party may designate, by written notice to the other party, any other address for such purposes, Notice shall be deemed provided on the date received or upon the date delivery is refused,

41.          Partial Invalidity, If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be held invalid, then the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law,

42.          Broker, Tenant covenants, warrants and represents to Landlord that other than MacKenzie Commercial Real Estate Services, LLC (the "Broker"), there was no broker involved in consummating this Lease and that no conversations or prior negotiations were had by Landlord or Tenant, as the case may be, with any other broker concerning the renting of the Premises, Landlord covenants and agrees to pay any and all fees, expenses and commissions due to Broker in accordance with separate agreements between Landlord and Broker. Landlord and Tenant agree to indemnify and hold the other harmless against and from all liabilities, including attorneys' fees, arising from any claims for brokerage commissions or finders fees resulting from any conversations or negotiations had by Landlord or Tenant, as applicable, with any other broker or any other person,

43.          Management Agents. Tenant acknowledges that Landlord may manage the Center through agents and agrees that Landlord's agents shall be entitled to the same rights of access to the Premises as Landlord and shall benefit from all covenants of Tenant with regard to indemnification, insurance and limitations of liability under the terms and conditions of this Lease to the same extent as Landlord,

44.          Provisions Binding. Except as otherwise expressly provided in this Lease, all covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and to Landlord's heirs, legal representatives, successors and assigns and shall be binding upon Tenant's heirs and legal representatives, and inure to those successors and assigns of Tenant as may be permitted hereunder. Each provision of this Lease to be performed by Tenant and Landlord shall be construed to be both a covenant and a condition, and if there shall be more than one Tenant, they shall all be bound jointly and severally by the provisions of this Lease,

45.          Entire Agreement, This Lease, including the Exhibits, Riders and/or Addenda, if any, attached hereto, sets forth the entire agreement between the parties and shall not be modified except by an instrument in writing executed by Landlord and Tenant, The submission of this document for examination does not constitute an offer to lease or a reservation of an option for the Premises, and becomes effective only upon execution and delivery thereof by Landlord and Tenant,

46.          Survival of Obligations, The provisions of this Lease with respect to any obligation of Tenant to pay any sum owing in order to perform any act after the expiration or other termination of this Lease shall survive the expiration or other termination of this Lease.

47.          Jury Trial, TENANT AND LANDLORD BOTH WAIVE A TRIAL BY JURY OF ANY OR ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO OR THEIR SUCCESSORS, UNDER OR CONNECTED WITH THIS LEASE, OR ANY OF ITS PROVISIONS,

48.          Representations. Tenant acknowledges that neither Landlord nor Landlord's agents, employees or contractors have made any representations or promises with respect to the Premises, the Center or this Lease except as expressly set forth herein,

49.          Landlord Default/Remedies,

(a) The failure of Landlord to comply with any term or provision of this Lease shall be an event of default hereunder, provided, however, that Tenant shall not have the right to pursue any remedies hereunder until the expiration , without cure, of 30 days after written notice to Landlord specifying the event of default,

Upon an event of default, after the expiration without cure of the 30 day notice and cure period. Tenant may pursue all available legal and equitable remedies available to it, including, for example, seeking monetary damages, and/or curing the default at Landlord's expense, Tenant may terminate the Lease or withhold all or part of the rent after obtaining a court order to that effect.

50.          Governing Law. This Lease shall be governed by the laws of the State of Maryland,

51.          Notice, Any notice, demand, request, or other communication which Landlord or Tenant shall be required to give hereunder shall be in writing, shall be effective and deemed to be received the following business day when sent by overnight mail or the third business day after deposit in first class, certified United States mail, postage prepaid, return receipt requested, and shall be addressed to the addressee (with copies as therein set forth) in Paragraph 1 of this Lease or such other addresses as the parties shall provide each other in writing,

52. Time is of the Essence. Time is of the essence for all obligations under this Lease,

53.          Waiver of Liability. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that Tenant shall look solely to the estate and property of the Landlord, its successors and assigns, in the land and buildings comprising the Center for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms and provisions of this Lease to be observed and/or performed by Landlord, subject, however, to the prior rights of any ground or underlying lessors or any Mortgagee, and no other assets of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim, In the event Landlord, after completion of Landlord's Work, conveys or transfers its interest in the Center or in this Lease or makes a lease of the entire Center, except as collateral security for a loan, upon such conveyance, transfer or lease, Landlord (and in the case of any subsequent conveyances, transfers or leases the then grantor, lessor or transferor) shall be entirely released and relieved from all liability with respect to the performance of any covenants and obligations on the part of Landlord to be performed hereunder from and after the date of such conveyance, transfer or lease; it being intended hereby that the covenants and obligations on the part of Landlord to be performed hereunder, subject as aforesaid, shall be binding on Landlord, its successors and assigns only during and in respect of their respective periods of ownership of an interest in the Center or in this Lease,

54.          Party Entities, If either party is a corporation, limited liability company or other statutory entity, the persons executing this Lease on behalf of such party hereby covenant, represent and warrant that such party is a duly incorporated, or organized entity (or a duly qualified foreign entity) and is authorized to do business in the state in which the Center is located; and that the person or persons executing this Lease on behalf of such party is an officer. member or other duly authorized person, authorized to sign and execute this Lease on behalf of said party, Upon request of either party to the other party, the other party shall deliver to such party documentation satisfactory to the requesting party evidencing the other party's compliance with the provisions of this Section,

55.          Independent Obligations. Tenant shall not for any reason withhold or reduce Tenant's required payments of Fixed Rent or Additional Rent provided in this Lease, it being agreed that the obligations of Landlord hereunder are independent of Tenant's obligations except as may be otherwise expressly provided.

56.          Cooperation, Landlord and Tenant shall fully cooperate with each other throughout the Term of this Lease to secure and maintain proper zoning, building and other permits and compliance with all applicable laws, and Landlord and Tenant shall execute all such petitions, requests and the like as shall be reasonably necessary for such purposes.

(SIGNATURES COMMENCE ON NEXT PAGE.]

Lease,

IN WITNESS WHEREOF, the panics hereto have respectively signed and sealed this

LANDLORD:

TARRAGON, INC.

By: /s/ Gregory Scott Kamenetz
Gregory Scott Kamenetz

President

CARROLLTON BANK

By: /s/ Robert A. Altieri
Robert A. Altieri
President and Chief Executive Officer

EXHIBIT A-33

CENTER SITE PLAN

EXHIBIT A-34

PREMISES SITE PLAN

N
SITE
PERRY HALL
GERMANTOWN
CEDARSIDE FARM

VICINITY MAP

SCALE: 1" = 2000'

BENCHMARKS

BCO#661 N 626977.23 E 1455337.07 ELEV. 209.84	DESCRIPTION: MONUMENT IS SMALL METAL SPIKE LOCATED 34.71' SOUTHWEST OF C&P#27 AND 19.23' SOUTH OF WATER VALVE IN BELAIR ROAD.
BCO#662 N 627899.52 E 1455932.20 ELEV. 231.47	DESCRIPTION: MONUMENT IS SMALL METAL SPIKE LOCATED 44.00' FROM CENTERLINE OF BELAIR ROAD AND 50.57' NORTHEAST OF POLE #360284.

SCHROEDER AVENUE
BELAIR ROAD
PROP. BANK
2,882 S.F.
FF=252.50
#4040 SCHROEDER AVE.
LOT 2
AREA = 2.20 AC.

PLAN

SCALE: 1" = 20'

SITE LEGEND

- EX. PROPERTY LINE
- EX. R/W
- PROPOSED R/W
- EX. LOT LINE
- PROP. LOT LINE
- FOREST BUFFER/FOREST CONSERVATION ESMT.
- PROPOSED EASEMENT
- LIMIT OF DISTURBANCE
- EX. 2' CONTOUR
- EX. 10' CONTOUR
- PROP. CONTOUR
- EX. CURB & GUTTER
- PROP. CURB & GUTTER
- FUT. CURB & GUTTER
- EX. SANITARY
- PROP. SANITARY
- EX. STORM DRAIN
- PROP. STORM DRAIN
- EX. WATER
- PROP. WATER
- EX. GAS
- EX. WOODS LINE / VEGETATION
- 100 YEAR FLOODPLAIN
- PROP. CHAIN LINK SAFETY FENCE
- PROP. BOARD-ON-BOARD FENCE
- PROP. LIGHT

THE CORRECTNESS OR COMPLETENESS OF EXISTING INFORMATION SHOWN ON THE DRAWINGS IS NOT WARRANTED OR GUARANTEED. THE CONTRACTOR SHALL VERIFY THE LOCATION OF UTILITIES AND UNDERGROUND FACILITIES, BY TEST PITS OR OTHER METHODS APPROVED BY THE OWNER'S REPRESENTATIVE, AS REQUIRED TO VERIFY EXACT LOCATIONS AND DEPTHS WITHIN THE LIMIT OF DISTURBANCE. ALL DISCREPANCIES BETWEEN INFORMATION SHOWN ON THE DRAWINGS AND THAT VERIFIED IN THE FIELD SHALL BE REPORTED TO THE OWNER'S REPRESENTATIVE PRIOR TO BEGINNING WORK.

GRADING NOTES

1. THE PROPOSED GRADING SHOWN ON THIS PLAN MEETS THE REQUIREMENTS SET FORTH BY BALTIMORE COUNTY DEPARTMENT OF ENVIRONMENTAL PROTECTION AND RESOURCE MANAGEMENT AND COMPLIES WITH TITLE 14, ARTICLE VI OF THE BALTIMORE COUNTY CODE. HOWEVER, DUE TO BUILDING TYPES AND LAYOUT, SOME FIELD ADJUSTMENTS MAY BE REQUIRED. ALL CHANGES MUST COMPLY WITH THE ABOVE MENTIONED REQUIREMENTS.
2. ALL SWALES HAVE BEEN DESIGNED BY THE ENGINEER TO CONVEY RUNOFF ACCORDING TO BALTIMORE COUNTY DEPARTMENT OF PUBLIC WORKS DESIGN STANDARDS.
3. THERE SHALL BE NO CLEARING, GRADING, CONSTRUCTION OR DISTURBANCE OF VEGETATION IN THE FOREST BUFFER EASEMENT OR OTHER FOREST RETENTION AREA, EXCEPT AS PERMITTED BY THE BALTIMORE COUNTY DEPARTMENT OF ENVIRONMENTAL PROTECTION AND RESOURCE MANAGEMENT.
4. ALL PROPOSED ENTRANCES TO THE SITE MUST BE BUILT UNDER BALTIMORE COUNTY INSPECTION.

LOW PRESSURE SANITARY NOTES

1. CONTRACTOR SHALL PROVIDE A MINIMUM OF 4' OF COVER OVER THE 2" HDPE SDR-21 LOW PRESSURE SANITARY PIPE.
2. THE SANITARY PUMPING STATION IS AN ENVIRONMENT ONE MODEL GP 2015-129 DUPLEX PACKAGE STATION.
3. THE GP 2015 MODEL HAS A 1-1/4" DISCHARGE LINE. CONTRACTOR SHALL PROVIDE A 2"x1-1/4" ADAPTOR LEAVING THE PUMPING STATION.
4. THE AVERAGE DAILY FLOW IS 3,765 GPD.
5. SEE DETAIL OF PUMPING STATION ON SHEET C-04.
6. CONTRACTOR SHALL INSTALL 6"x4" REDUCER DIRECTLY AFTER LEAVING SMH-7 FOR 4" PVC PIPE ENTERING PUMPING STATION.

ROOF DRAIN NOTES

1. 8" ROOF DRAIN MAIN SHALL TIE INTO CENTER OF INLET I-5
2. 12" ROOF DRAIN MAIN SHALL TIE INTO CENTER OF MH-7.
3. ALL LEADERS SHALL BE 6" MINIMUM.
4. CLEANOUT ARE TO BE PLACED IN PAVEMENT; OUTSIDE OF CONCRETE AREAS.
5. INVERTS ARE AS LABELED ON PLAN.

DESIGN & DRAWING BASED ON MARYLAND COORDINATE SYSTEM: HORIZONTAL NAD 83/91 VERTICAL NAVD 88

MORRIS & RITCHIE ASSOCIATES, INC.
ENGINEERS, PLANNERS, SURVEYORS AND LANDSCAPE ARCHITECTS
1220-C EAST JOPPA ROAD, SUITE 505
TOWSON, MARYLAND 21286
(410) 821-1690
FAX (410) 821-1748

STATE OF MARYLAND — ROBERT WESLEY BOWLING — PROFESSIONAL ENGINEER
THIS PLAN REVIEWED AND CERTIFIED AS BEING IN ACCORDANCE WITH THE APPROVED DEVELOPMENT PLAN

GRADING AND UTILITY PLAN
CARROLLTON BANK
HONEYGO CROSSING

ELECTION DISTRICT 11
COUNCILMANIC DISTRICT 5
BALTIMORE COUNTY, MARYLAND

DATE	REVISIONS		
		JOB NO.:	13270
		SCALE:	1" = 20'
		DATE:	06/07/07
		DRAWN BY:	J.T.S.
		DESIGN BY:	J.T.S.
		REVIEW BY:	R.W.B.
		SHEET:	C-[illegible]

EXHIBIT A-36

LEGAL DESCRIPTION OF THE PREMISES

EXHIBIT A-36

EXHIBIT B

CONSTRUCTION AND DESIGN REQUIREMENTS

General Conditions
a.
All Tenant Improvements are subject to the Landlord's approval. Tenant should discuss specific thoughts about their design concept and raise any questions about the document with the Landlord's representative before beginning preliminary design work.

b.
Each Tenant is required to retain an architect registered in the State of Maryland to prepare construction documents, The Tenant shall notify the Landlord's representative of the name, address, and telephone number of the architect or designer who will be preparing plans.

c.
It is imperative that all the requirements outlined in the Landlord's design and construction criteria be strictly adhered to by the Tenant, Failure to do so will only result in unnecessary and costly delays in the approval of drawings.

d.
The Landlord's approval of design submittals does not constitute an investigation and/or verification of conditions existing for the proposed installations and/or construction, It is the responsibility of the Tenant to verify, field inspect, and to plan the work accordingly to ensure that nothing restricts or prohibits proposed materials or installation.

e.	At any time the exterior of the Tenant's building is to be altered, the proposed design must be submitted to Landlord's representative for approval,

f.
Each tenant is required to retain a civil engineer registered in the state of Maryland to prepare civil drawings and to coordinate and obtain any necessary Public Works Agreement(s) (PWA) or Modified Public Works Agreement(s) (MPWA) as required by the state of Maryland or the local governing authorities, The Tenant's civil drawings shall be coordinated with the existing conditions. All work to be done per the tenant civil drawings shall be at Tenant's expense,

g.
Any damage beyond the Leased Premises to the existing site, as a result of Tenant's work, shall be returned to "pre-exiting" condition at Tenant's expense. If Tenant does not make the necessary repairs within a reasonable amount of time or if the repairs are not accepted by Landlord, Landlord shall make such repairs at Tenant's expense,

h.	Tenant shall coordinate all utility connections with respective utility companies,

i.
Tenant shall pay any and all costs in connection with Tenant's construction, including any and all sewer and water capacity fees relating solely to the connection of the Leased Premises to the public water and sewer lines.

1.         TENANT'S PLANS

For each submittal phase the Tenant shall provide one (1) set of blueprints and one (1) set of reproducible sepia prints, All drawings and specifications must be clearly identified with project name, Tenant store name, and Tenant store address and revision date.

Prior to starting construction, the Tenant shall provide completed working drawings and specifications, in a site plan, preliminary and then final submission for the construction of the leased premises in order to receive Landlord's written approval,

EXHIBIT B-1

DESCRIPTION OF LANDLORD'S AND TENANT'S WORK

Landlord's Work: With respect to the Premises, Landlord will deliver the Premises to Tenant in a graded and compacted condition to accommodate Tenant's improvements. The Premises shall be certified by a licensed engineer to be within 5% of ASTM Standards with reference to soil conditions and compaction. All appropriately sized public utilities, inclusive of public sanitary sewer, water, and electric, shall be stubbed to within 5' of Tenant's building as located within the Leased Premises. All offsite work shall be at the sole expense of Landlord,

Tenant's Work:

A.
Prior to submittal to governmental authorities, Tenant shall obtain approval of all site and building designs from Landlord. In no event shall any improvement on the Premises exceed governmental height restrictions, Tenant shall obtain all permits necessary for the construction and operation of its bank on the Premises, including, without limitation, any site plan approvals, grading permits and building permits, Tenant shall perform all work other than Landlord's Work necessary to complete the construction of the contemplated Improvements on the Premises including without limitation the construction of Tenant's building; foundations; including curb and gutter, dumpster pad, and screening; sidewalks (including brick pavers on concrete sub-slabs); irrigation and landscaping; signage; lighting and all other on-site improvements within the Premises and bringing to Tenant's building all utility lines from the points to where Landlord has brought same, payment of all connection fees, fixture charges, utility availability fees, meter fees, water and sewer capacity fees, taxes and permit fees payable with respect thereto, Building materials, design and signage shall meet the required prior approvals of the County and the Landlord, Tenant shall install siltation controls as required by applicable governmental authorities prior to commencement of and during construction, Tenant shall install a water submeter within the Building that shall have an easily accessible remote readout, Tenant shall conduct its construction activities so as to keep roads and thoroughfares clean and free of debris otherwise Landlord, after notice to Tenant, may clean such roads and thoroughfares for Tenant's account,

B.
Tenant shall not permit its contractor(s) to commence any work until all required insurance has been obtained and certificates of insurance have been delivered to the Landlord, Tenant shall secure, pay for and maintain, or cause its contractors to secure, pay for and maintain, during the continuance of construction and fixturing work within the Premises, the following insurance and in the minimum amounts as set forth below:

(i) Worker's Compensation in statutory limits, including employers liability for Five Hundred Thousand Dollar ($500,000.00) limit and Broad Form All States Endorsement;

(ii) Comprehensive General Liability of One Million Dollars ($1,000,000,00) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, to include a "Broad Form Comprehensive General Liability" endorsement, including such items as Personal Injury Liability (with employer exclusion deleted), Independent Contractors, Blanket Contractual Liability, Broad Form Property Damage Liability, employers as additional insured and Products/Completed Operations, Products/Completed Operations Insurance Coverage shall be maintained for a period of at least two (2) years following completion of the Work; (iii) Comprehensive Business Automobile Liability insurance, indicating coverage for "any auto" for a One Million Dollar ($1,000,000,00) per occurrence, with the contractual liability exclusion deleted; and (iv) Umbrella Liability Policy on a Following Form Basis or broader for at least a limit of liability of One Million Dollars ($1.000,000.00) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, or greater. Certificates of insurance acceptable to Landlord shall be filed with Landlord prior to commencement of the Tenant's Work, Tenant's contractor(s) shall not cause any policy of insurance to be canceled nor permit any insurance coverage to lapse, All insurance policies shall be endorsed to include a clause to the effect that the policy shall not be canceled or reduced, restricted or limited until thirty (30) days after the Landlord and any mortgagees have received written notice. All liability insurance policies obtained in the name of the contractor shall name Landlord and any mortgagees as additional named insureds and shall contain a cross-liability clause,

C, Tenant's contractor(s) shall obtain and maintain in effect until final completion, Completed Value Builder's Risk Insurance (for broad "All Risk" perils) in form and content acceptable to Landlord covering all Tenant's Work in an amount equal to one hundred percent (100%) of the full replacement cost thereof, including all materials, temporary offices, protective fences, bridges or temporary structures, miscellaneous materials and supplies incident to Tenant's Work, while on or within one hundred (100) feet of the site. The policy shall cover materials, supplies, etc. for which the named insured is liable without any special sub-limit. Such insurance shall contain endorsements covering contingent liability from operation of building laws, increased cost of construction and differences in conditions. Such policy shall be for the mutual benefit of, and name as additional named insureds thereunder, Landlord and any mortgagees, Such policy shall be written as primary and non-contributing with respect to any overlapping policies carried by Landlord and shall include a waiver by the insurer of any right of subrogation against Landlord and its respective partners, officers, employees, successors and assigns and against Landlord's contractors.